Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

For Immediate Release

Brookstone Q3 Same-Store Sales Rise 4.3 Percent, Total Sales Increase 15.9 Percent

MERRIMACK, NH, November 4, 2004 – Brookstone, Inc. (Nasdaq: BKST), the product development and specialty retail company, today announced that same-stores sales for the third quarter 2004 rose 4.3 percent.

Total sales for the quarter ended October 30, 2004, climbed 15.9 percent to $85.4 million, compared to $73.7 million for the third quarter of last year. Sales in the Direct-to-Customer segment rose 18.0 percent to $15.8 million as compared to the same period in 2003.

For the first nine months of 2004, total sales increased 21.4 percent to $261.1 million, compared to $215.1 million for the first nine months of 2003. Same-store sales for the first nine months of 2004 climbed 12.2 percent, while Direct-to-Customer sales grew by 17.1 percent to $43.9 million, compared to $37.5 million last year.

Based on these solid third-quarter results, Brookstone expects a third-quarter loss in the low end of the range of previously announced guidance of between $0.33 and $0.36 per diluted share.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said the Company’s strong performance through the third quarter positions Brookstone for another successful Holiday selling season.

“We are very pleased with our solid results during the third quarter and over the first nine months of the year and continue to benefit from strong consumer demand for our unique and innovative products,” Mr. Anthony said.

“In the third quarter, our stores throughout the country continued to generate solid sales increases, with our airport locations turning in a particularly strong performance. To date in 2004, we have opened 15 new stores, including two in airports and one Gardeners Eden location, and remodeled 11. For the year, we plan to open 18 new Brookstone stores and remodel 12 stores in our exciting and successful award-winning new-store format. We also plan to open a total of two new Gardeners Eden stores this year.”

Looking forward to the remainder of the year, Mr. Anthony said: “Based on our strong performance to date, we believe we have the ingredients in place to deliver another year of record sales and profitability in 2004. New goods continue to arrive daily, and we’ll nearly double our Holiday catalog mailing to approximately 20 million, a proven strategy that drives additional traffic to our retail stores and generates revenue and profit to all our sales channels.”

Brookstone, Inc. is a product development and specialty retail company that operates 284 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates four stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs titles — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.brookstone.com/ and http://www.gardenerseden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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